Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in each Prospectus constituting a part of this Registration Statement of our reports dated August 7, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, of Lifecore Biomedical, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended May 25, 2025. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of May 25, 2025.
We also consent to the reference to us under the caption “Experts” in each Prospectus.
/s/ BDO USA, P.C.
Minneapolis, Minnesota
September 22, 2025